Exhibit (a)(1)

                           Offer to Purchase for Cash
             Up To 1,000,000 6 5/8% Convertible Preferred Securities
                   Beneficial Unsecured Convertible Securities
                      (Including the Associated Guarantee)

                                       of

                              TIMET Capital Trust I
                                       at

                             $10.00 Net Per Security

                                       by

                                   Valhi, Inc.
--------------------------------------------------------------------------------
                      THE OFFER AND WITHDRAWAL RIGHTS WILL
                          EXPIRE AT 12:00 MIDNIGHT, NEW
                         YORK CITY TIME, ON MONDAY, JUNE
                          2, 2003, UNLESS THE OFFER IS
                                    EXTENDED.
--------------------------------------------------------------------------------

    VALHI, INC. IS NOT EXPRESSING AN OPINION WITH RESPECT TO THE OFFER AND IS
                  REMAINING NEUTRAL WITH RESPECT TO THE OFFER.

                                    IMPORTANT

         If you desire to tender your securities, you should do one of the following, as appropriate:

         o if you hold securities through The Depository Trust Company, tender such securities pursuant to its Automated Tender Offer Program;

         o if you hold physical certificates evidencing such securities, complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions therein (including any applicable signature guarantee requirements) and send or deliver the manually signed Letter of Transmittal, together with certificates evidencing such securities and any other required documents, to Computershare Trust Company of New York, the Depositary for the Offer; or

         o if you hold securities in book-entry form as a beneficial owner, request your broker, dealer, commercial bank, trust company or other nominee to effect such transactions for you. See "Section 3. Procedures for Accepting the Offer and Tendering Securities."

         If you desire to tender securities and your certificates evidencing such securities are not immediately available, or you cannot comply with the procedure for book-entry transfer on a timely basis, you may tender such securities by following the procedure for guaranteed delivery set forth in "Section 3. Procedures for Accepting the Offer and Tendering Securities."

         Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.





May 5, 2003

                                TABLE OF CONTENTS


SUMMARY TERM SHEET.............................................................1

INTRODUCTION...................................................................5

1.       Terms of the Offer; Expiration Date...................................5

2.       Acceptance for Payment and Payment of Securities......................7

3.       Procedures for Accepting the Offer and Tendering Securities...........8

4.       Withdrawal Rights....................................................10

5.       Certain Federal Income Tax Consequences..............................11

6.       Price Range of Securities and TIMET Shares; Possible Effects of the
         Offer on the Market for Securities; Dividends........................13

7.       Certain Information Concerning TIMET and the Trust...................14

8.       Certain Information Concerning Purchaser.............................14

9.       Source and Amount of Funds...........................................18

10.      Purpose of the Offer; Other Matters..................................19

11.      Conditions of the Offer..............................................20

12.      Description of the Securities........................................21

13.      Certain Legal Matters and Regulatory Approvals.......................24

14.      Fees and Expenses....................................................25

15.      Miscellaneous........................................................25

Schedule I        Directors and Executive Officers of Valhi

                               SUMMARY TERM SHEET

         This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number on the last page of this Offer to Purchase.

What are the classes and amounts of securities sought in the offer?

         o We are seeking to purchase up to 1,000,000 6 5/8% Convertible Preferred Securities, Beneficial Unsecured Convertible Securities, which represent undivided beneficial ownership interests in the assets of TIMET Capital Trust I. See "Introduction" and "Section 1. Terms of the Offer; Expiration Date." Each security subject to this offer also includes the associated guarantee by Titanium Metals Corporation, or TIMET.

Who is offering to buy my securities?

         o Valhi, Inc., a Delaware corporation. We may be deemed to be an affiliate of TIMET and the TIMET Capital Trust I, and, along with certain of our affiliates, own approximately 48.7% of the outstanding shares of common stock of TIMET and approximately 42% of the outstanding securities of the class that we are offering to purchase. See "Section 8. Certain Information Concerning Purchaser."

How much are you offering to pay and what is the form of payment?

         o We are offering to pay $10.00 per security, net to the seller in cash (subject to applicable withholding taxes) and without interest thereon. See "Introduction," "Section 1. Terms of the Offer; Expiration Date" and "Section 5. Certain Federal Income Tax Consequences."

         o If you tender your securities in the offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your securities pursuant to the offer. See "Introduction."

What is the purpose of the offer?

         o        The  purpose  of  the  offer  is  to  acquire  securities  for investment  purposes.  Purchaser  believes that the securities currently represent a long-term investment opportunity considering the highly cyclical nature of TIMET's business. See "Section 10. Purpose of the Offer; Other Matters."

What does Valhi think of the offer?

         o Valhi is not making any recommendation to any holder as to whether to tender securities and is remaining neutral towards the offer. Valhi believes that this is a personal investment decision for each holder. You must make your own investment decision as to whether to tender your securities and, if so, how many securities to tender. You should discuss whether to tender your securities with your financial and tax advisors. See "Section 10. Purpose of the Offer; Other Matters."

What are the expected benefits and disadvantages of the offer for holders?

         o We believe that the offer will give you a liquidity opportunity that may not otherwise be available to you. In addition, holders who properly tender their securities will not pay any brokerage charges or commissions for the sale of their securities. See "Section 6. Price Range of Securities and TIMET Shares; Dividends."

         o If you tender your securities and we accept such tender, you will no longer have any right to receive any accrued and unpaid dividends or dividend payments for any dividends payable after the date of purchase pursuant to the offer with respect to the tendered securities. You will also forego any potential price appreciation that may result from holding the securities over time. In addition, the offer price is substantially below the redemption price of the securities. While there is no assurance the securities will ever be redeemed, if they are redeemed, it would be at a higher price than what is currently being offered. See "Section 10. Purpose of the Offer; Other Matters."

What are Valhi's plans with respect to the securities after the offer?

         o Valhi or its affiliates may, following the consummation or termination of the offer, seek to acquire additional securities that are the subject of the offer or other securities of TIMET through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price paid in the offer. The decision to purchase additional securities will depend upon many factors, including the market price of such securities, the results of the offer, Valhi's business and financial position and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to holders than the terms of the offer. Valhi currently intends to retain any securities acquired in the offer. Valhi expressly reserves the right to sell or otherwise dispose of all or part of its security position and may do so at any time permitted under applicable law. See "Section 10. Purpose of the Offer; Other Matters."

If I tender my securities, will I still receive any dividend payments after my securities are purchased?

         o No, if you tender your securities in the offer and we accept your tender, you will no longer have any right to receive dividends payable after payment is made for the securities tendered in the offer. No payments will be made in the offer for any dividends that are accrued and unpaid as of the date payment is made for the securities. TIMET has deferred distribution payments on the securities, beginning with the scheduled distribution payment on December 1, 2002. See "Section 2. Acceptance for Payment and Payment of Securities."

What are the conditions of the offer?

         o The conditions to our obligation to purchase securities tendered in the offer are described in "Section 1. Terms of the Offer; Expiration Date" and "Section 11. Conditions of the Offer."

Do you have the financial resources to make the offered payment?

         o Yes. We will obtain the necessary funds from available cash and from borrowings under our revolving bank credit facility. See "Section 9. Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

         o We do not think that our financial condition is relevant to your decision to tender in the offer because the form of payment consists solely of cash and the offer is not subject to a financing condition.

How long do I have to decide whether to tender in the offer?

         o You will have at least until 12:00 midnight, New York City time, on Monday, June 2, 2003, to decide whether to tender your securities in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in "Section 3. Procedures for Accepting the Offer and Tendering Securities."

Can the offer be extended, and under what circumstances?

         o We may, at our option, subject to applicable law, extend the period of time during which the offer remains open. See "Section 1. Terms of Offer; Expiration Date."

How will I be notified if the offer is extended?

         o If we decide to extend the offer, we will inform Computershare Trust Company of New York, the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the day on which the offer was previously scheduled to expire. See "Section 1. Terms of Offer; Expiration Date."

How do I tender my securities?

         o To tender your securities in the offer, you must do one of the following:

                  o if you hold securities through The Depository Trust Company, tender such securities pursuant to its Automated Tender Offer Program;

                  o if you hold physical certificates evidencing such securities, complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions therein (including any applicable signature guarantee requirements) and send or deliver the manually signed Letter of Transmittal, together with certificates evidencing such securities and any other required documents, to Computershare Trust Company of New York, the Depositary for the Offer; or

                  o if you hold securities in book-entry form as a beneficial owner, request your broker, dealer, commercial bank, trust company or other nominee to effect such transactions for you. See "Section 3. Procedures for Accepting the Offer and Tendering Securities."

         o If your security certificates are not immediately available or if you cannot deliver your security certificates and any other required documents to Computershare Trust Company of New York prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your securities if you comply with the guaranteed delivery procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Securities."

Until what time can I withdraw previously tendered securities?

         o You may withdraw previously tendered securities any time prior to the expiration of the offer. See "Section 4. Withdrawal Rights."

How do I withdraw previously tendered securities?

         o To withdraw previously tendered securities, you must deliver a written or facsimile notice of withdrawal with the required information to Computershare Trust Company of New York while you still have the right to withdraw. If you tendered securities by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your securities. See "Section 4. Withdrawal Rights."

What happens if the offer is oversubscribed?

         o If the offer is oversubscribed and all conditions to the offer are met or waived, we will purchase 1,000,000 securities on a pro rata basis. See "Section 2. Acceptance for Payment and Payment for Securities."

What are the United States federal income tax consequences if I tender my securities in the offer and my securities are purchased?

         o If your securities are purchased in the offer, your receipt of cash will be a taxable transaction to you for federal income tax purposes. In general, for federal income tax purposes, you will recognize gain or loss equal to the difference between your adjusted basis in the securities (including any accrued and unpaid dividends through the date of purchase pursuant to the offer) and the amount of cash you receive for those securities. However, your tax consequences from the tender of your securities in the offer can be complicated, and you should consult your own tax advisor to understand how the offer will affect you. See "Section 5. Certain Federal Income Tax Consequences."

Will I have to pay brokerage fees?

         o No, if we purchase your securities, you will not have to pay brokerage fees.

If I do not tender my securities, will I continue to be able to exercise my conversion rights?

         o Yes. The conversion rights of securities that are not purchased in the offer will be unchanged. As of May 5, 2003, you may convert each security into .1339 of a share of TIMET common stock (as adjusted for TIMET's one-for-ten reverse stock split that became effective after the close of trading on February 14, 2003). See "Section 12. Description of the Securities."

What is a recent market value of my securities?

         o        Because  there  is  no  established  trading  market  for  the securities and because we believe that trading in the securities has been limited and sporadic, we do not believe that there is a practical way to determine the historical market value for the securities. According to Nasdaq's website, reported trading prices over the last 12 months have been between $2.25 and $17.00 per security. Certain persons related to us have acquired a total of 1,700,000 securities within the past six months at prices ranging from $7.00 to $15.00 per security. These persons have indicated to us that they do not intend to tender these securities in the offer. Within the past 60 days, the only reported trades of the securities occurred on March 7, 2003 for 53,600 securities at $15.54 per security, on March 10, 2003 for 300 securities at $2.25 per security, on April 24, 2003 for 100 securities at $17.00 per security and on May 2, 2003 three trades for a total of 1,000 securities at prices ranging from $11.75 to $17.00 per security. The closing price of TIMET's common stock on May 2, 2003, the last full trading day before we announced the offer, was $24.16 per TIMET share. Each security is convertible into .1339 of a share of TIMET common stock. See "Section 6. Price Range of Securities and TIMET Shares; Dividends."

With whom may I speak if I have questions about the offer?

         o You can call Innisfree M&A Incorporated, the Information Agent, at (888) 750-5834. See the back cover of this Offer to Purchase.

To the Holders of 6 5/8% Convertible Preferred Securities, Beneficial Unsecured Convertible Securities of TIMET Capital Trust I:


                                  INTRODUCTION

         Valhi, Inc., a Delaware corporation ("Purchaser"), hereby offers to purchase up to 1,000,000 6 5/8% Convertible Preferred Securities, Beneficial Unsecured Convertible Securities, liquidation preference $50 per security (each, a "Security" and collectively, the "Securities"), which represent undivided beneficial ownership interests in the assets of TIMET Capital Trust I, a Delaware statutory business trust (the "Trust"), at a purchase price of $10.00 per Security (such amount, or any greater amount per Security paid pursuant to the Offer (as defined below), the "Per Security Amount"), net to the seller in cash, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Each Security includes the associated guarantee (the "Guarantee") by Titanium Metals Corporation, a Delaware corporation ("TIMET").

         Tendering holders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Securities by Purchaser pursuant to the Offer. However, any tendering holder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal or provide a signed and completed Form W-8 may be subject to a required backup U.S. federal income tax withholding of 30% of the gross proceeds payable to such holder or other payee pursuant to the Offer. See "Section 5. Certain Federal Income Tax Consequences." Purchaser will pay all charges and expenses of Computershare Trust Company of New York (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See "Section 14. Fees and Expenses."

         The Offer is subject to certain conditions contained in this Offer to Purchase. See "Section 1. Terms of the Offer; Expiration Date" and "Section 11. Conditions of the Offer," which set forth in full the conditions to the Offer.

         Purchaser may offer a subsequent offering period in connection with the Offer. If Purchaser elects to provide a subsequent offering period, it will make a public announcement thereof on the next business day after the previously scheduled Expiration Date.

         This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

1.       Terms of the Offer; Expiration Date.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Securities validly tendered on or prior to the Expiration Date, up to 1,000,000 Securities, not withdrawn in accordance with the procedures described in "Section 4. Withdrawal Rights." "Expiration Date" means 12:00 midnight, New York City time, on Monday, June 2, 2003, unless and until Purchaser has extended the period during which the Offer is open, in which case Expiration Date will mean the latest time and date at which the Offer, as may be extended by Purchaser, will expire.

         The Offer is subject to the conditions described under "Section 11. Conditions of the Offer." Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), Purchaser expressly reserves the right to waive any such condition, in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the SEC, Purchaser also expressly reserves the right to increase the Per Security Amount and to make any other changes in the terms and conditions of the Offer. Subject to the terms of the Offer and the satisfaction or waiver of the conditions set forth in "Section
11. Conditions of the Offer" as of the scheduled Expiration Date, which will initially be 20 business days following the commencement of the Offer (the "Initial Expiration Date"), Purchaser will accept for payment and pay for all Securities validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

         Purchaser may extend any scheduled Expiration Date for any period required by applicable rules, regulations, interpretations or positions of the SEC or the staff thereof applicable to the Offer or required by applicable law. Purchaser may also provide for a subsequent offering period (as contemplated by Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as long as providing for the subsequent offering period does not require the extension of the initial offer period under applicable rules and regulations of the SEC, which subsequent offering period will not exceed 20 business days. In addition, the Per Security Amount may be increased, in which case the Offer will be extended to the extent required by law in connection with such increase. Upon any extension of the Offer, all Securities previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering holder to withdraw such holder's Securities. See "Section 4. Withdrawal Rights." Under no circumstances will interest be paid on the purchase price for tendered Securities, whether or not the Offer is extended.

         On or prior to the dates that Purchaser becomes obligated to accept for payment and pay for Securities pursuant to the Offer, Purchaser will provide the funds necessary to pay for all Securities that Purchaser becomes obligated to accept for payment and pay for pursuant to the Offer. Notwithstanding the foregoing and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser also expressly reserves the right (i) to delay payment for Securities in order to comply in whole or in part with applicable laws (any such delay will be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Securities deposited by or on behalf of holders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Securities not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in "Section 11. Conditions of the Offer," and (iii) to amend the Offer or to waive any conditions to the Offer, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

         Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

         If Purchaser makes a material change to the terms of the Offer or the information concerning the Offer, or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. If, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all holders whose Securities are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Securities, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such 10-business day period. For purposes of the Offer, a "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the period from 12:01 a.m. through 12:00 midnight, New York City time.

         Purchaser may offer a subsequent offering period in connection with the Offer. If Purchaser does provide for such subsequent offering period, subject to the applicable rules and regulations of the SEC, Purchaser may elect to extend its offer to purchase Securities beyond the Expiration Date for a subsequent offering period of three business days to 20 business days (the "Subsequent Offering Period"), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Securities are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Securities validly tendered (and not withdrawn in accordance with the procedures set forth in "Section 4. Withdrawal Rights") prior to the Expiration Date. Securities tendered during the Subsequent Offering Period may not be withdrawn. See "Section 4. Withdrawal Rights." Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Securities as they are received during the Subsequent Offering Period. Any election by Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to the Dow Jones New Services or the Public Relations Newswire on the next business day after the previously scheduled Expiration Date.

         TIMET has provided Purchaser with a list of holders of Securities and security position listings for the purpose of disseminating the Offer to the holders of Securities. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Securities whose names appear on such holder list and will be furnished, for subsequent transmittal to beneficial owners of Securities, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the holder list or, if applicable, who are listed as participants in a clearing agency's security position listings.

2.       Acceptance for Payment and Payment for Securities.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will accept for payment promptly after the Expiration Date all Securities validly tendered prior to the Expiration Date, up to 1,000,000 Securities, not withdrawn in accordance with the procedures described in "Section 4. Withdrawal Rights." Purchaser will pay for all Securities validly tendered and not withdrawn promptly following the acceptance of Securities for payment pursuant to the Offer. Subject to applicable rules and regulations of the SEC, Purchaser reserves the right to delay acceptance of or payment for Securities in order to comply in whole or in part with applicable laws. See "Section 1. Terms of the Offer; Expiration Date" and "Section 13. Certain Legal Matters and Regulatory Approvals."

         If 1,000,000 Securities are tendered and all conditions to the Offer are met or waived, Purchaser will purchase all of the Securities tendered. If more than 1,000,000 Securities are tendered, all conditions to the Offer are met or waived and Purchaser does not amend and extend the Offer, Purchaser will purchase 1,000,000 Securities on a pro rata basis. Proration for each holder tendering Securities will be based on the ratio of the nearest whole number of Securities tendered by such holder in the Offer to the total number of Securities tendered by all holders. This ratio will be applied to holders tendering Securities to determine the amount of Securities that will be purchased from each such holder pursuant to the Offer.

         In all cases (including during any Subsequent Offering Period), Purchaser will pay for Securities tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Securities (the "Security Certificates"), timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Securities into the Depositary's account at The Depository Trust Company ("DTC") or delivery of Securities through the deposit of Securities with DTC and the making of book-entry delivery, in each case pursuant to the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Securities," (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, in the case of a book-entry transfer, or an Agent's Message (as defined below), and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation that states that DTC has received an express acknowledgment from the participant in DTC tendering the Securities that are the subject of such Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

         For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Securities validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Securities pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Securities purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering holders whose Securities have been accepted for payment for the purpose of receiving payments from Purchaser and transmitting such payments to validly tendering holders. Under no circumstances will Purchaser pay interest on the purchase price for Securities, regardless of any delay in making such payment. No payments will be made in the Offer for any dividends or distributions on Securities that are accrued and unpaid as of the date payment is made for the Securities.

         If Purchaser does not purchase Securities tendered in the Offer, certificates evidencing the unpurchased Securities will be returned, without expense to the tendering holder (or, in the case of Securities tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure described in "Section 3. Procedures for Accepting the Offer and Tendering Securities," such Securities will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

         Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Securities tendered in the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering holders to receive payment for Securities validly tendered and accepted for payment pursuant to the Offer.

3.       Procedures for Accepting the Offer and Tendering Securities.

         Valid Tender of Securities. In order for a holder of Securities to validly tender Securities pursuant to the Offer, the Depositary must receive the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, at its address set forth on the back cover of this Offer to Purchase. In addition, either (i) the Security Certificates evidencing tendered Securities must be received by the Depositary at such address or such Securities must be tendered pursuant to the procedure for book-entry transfer described below and the Depositary must receive a Book-Entry Confirmation (including an Agent's Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any (or delivery of Securities may be effected through the deposit of Securities with DTC and making book-entry delivery as set forth below), or (ii) the tendering holder must comply with the guaranteed delivery procedures described below.

         The method of delivery of Security Certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering holder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

         Tender of Securities Through DTC. To effectively tender Securities that are held through DTC, DTC participants must, instead of physically completing and signing the Letter of Transmittal, electronically transmit their acceptance through DTC's Automated Tender Offer Program, or ATOP (for which the Offer will be eligible), and DTC will then edit and verify the acceptance and send an Agent's Message to the Depositary for its acceptance. DTC is obligated to communicate these electronic instructions to the Depositary. To tender Securities through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Depositary must contain the character by which the DTC participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal. Delivery of tendered Securities must be made to the Depositary pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

         Book-Entry Transfer. The Depositary will establish accounts with respect to Securities at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Securities by causing DTC to transfer such Securities into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, although delivery of Securities may be effected through book-entry transfer at DTC, an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering holder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

         Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Securities are tendered (i) by a registered holder of Securities who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Security Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Security Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Security Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Security Certificate, with the signature(s) on such Security Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

         Guaranteed Delivery. If a holder desires to tender Securities pursuant to the Offer and such holder's Security Certificates evidencing such Securities are not immediately available or such holder cannot deliver the Security Certificates and all other required documents to the Depositary prior to the Expiration Date, or such holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Securities may nevertheless be tendered, provided that all the following conditions are satisfied:

         (i)      such tender is made by or through an Eligible Institution;

         (ii)     a properly  completed and duly  executed  Notice of Guaranteed
                  Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

         (iii) the Security Certificates (or a Book-Entry Confirmation) evidencing all tendered Securities, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

         In all cases (including any Subsequent Offering Period), payment for Securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Security Certificates evidencing such Securities, or a Book-Entry Confirmation of the delivery of such Securities, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

         Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Securities will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Securities of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of Securities will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser nor any of its affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

         A tender of Securities pursuant to any of the procedures described above will constitute the tendering holder's acceptance of the terms and conditions of the Offer, as well as the tendering holder's representation and warranty to Purchaser that (i) such holder has the full power and authority to tender, sell, assign and transfer the tendered Securities (and any and all other Securities or other securities issued or issuable in respect of such Securities), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

         The acceptance for payment by Purchaser of Securities pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and Purchaser upon the terms and subject to the conditions of the Offer.

         Appointment as Proxy. By executing the Letter of Transmittal, or through delivery of an Agent's Message, as described above, a tendering holder irrevocably appoints designees of Purchaser as such holder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such holder's rights with respect to the Securities tendered by such holder and accepted for payment by Purchaser (and with respect to any and all other Securities or other securities issued or issuable in respect of such Securities on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Securities. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Securities for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such holder with respect to such Securities (and such other securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such holder (and, if given or executed, will not be deemed to be effective) with respect thereto. Purchaser's designees will, with respect to the Securities for which the appointment is effective, be empowered to exercise all approval, voting and other rights of such holder as they in their sole discretion may deem proper at any meeting of the holders of Securities or any adjournment or postponement, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Securities to be deemed validly tendered, immediately upon Purchaser's payment for such Securities, Purchaser must be able to exercise full and complete right, power and authority with respect to each such Security (and each such other security).

4.       Withdrawal Rights.

         Tenders of Securities made pursuant to the Offer are irrevocable, except that such Securities may be withdrawn at any time prior to the Expiration Date. If Purchaser extends the Offer, is delayed in its acceptance for payment of Securities or is unable to accept Securities for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on Purchaser's behalf, retain tendered Securities, and such Securities may not be withdrawn except to the extent that tendering holders are entitled to withdrawal rights as described in this "Section 4. Withdrawal Rights," subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Securities tendered during the Subsequent Offering Period may not be withdrawn. See "Section 1. Terms of the Offer; Expiration Date."

         For a withdrawal of Securities to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name of the registered holder of such Securities, if different from that of the person who tendered such Securities. If Security Certificates evidencing Securities to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Security Certificates, the serial numbers shown on such Security Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Securities have been tendered for the account of an Eligible Institution. If Securities have been tendered pursuant to the procedure for book-entry transfer as described in "Section 3. Procedures for Accepting the Offer and Tendering Securities," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Securities.

         All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser nor any of its affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         Withdrawals of Securities may not be rescinded. Any Securities properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Securities may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Securities."

5.       Certain Federal Income Tax Consequences.

         The following is a summary of certain material United States federal income tax consequences of the Offer. This summary assumes that each holder is a U.S. Person (as defined below). Unless otherwise stated, this summary deals only with the Securities held as capital assets by holders. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax exempt investors, or persons that hold the Securities as a position in a "straddle," as part of a "synthetic security" or "hedge" or as part of a "conversion transaction" or other integrated investment. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Securities. This summary is based on the Internal Revenue Code of 1986, as amended ("the Code"), Treasury regulations thereunder ("Treasury Regulations") and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

         As used herein, a U.S. Person means (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person.

         Receipt of Cash Pursuant to the Offer. The receipt of cash in exchange for Securities pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules described below, a holder will generally recognize capital gain or loss for Securities accepted pursuant to the Offer in an amount equal to the difference between the amount of cash received and the holder's "adjusted tax basis" in the Securities at the time of purchase pursuant to the Offer. The capital gain or loss will be long-term if the holder held the Security for more than one year at the time that the Securities are accepted pursuant to this Offer. Long-term capital gains of noncorporate holders are generally taxable at a maximum rate of 20%. Capital gains of corporate holders are generally taxable at the regular tax rates applicable to corporations. A holder's ability to deduct capital losses may be limited.

         Generally, the adjusted tax basis for a Security will be equal to the amount paid for the Security, increased by (a) the amount of the original issue discount ("OID") (discussed below) previously included in the holder's gross income through the date that the Securities are accepted pursuant to this Offer and (b) if the election described below has been made, market discount previously included in the holder's income, and decreased by (x) payments received on the Securities and (y) any acquisition premium in respect of the Security that has been previously taken into account as an offset to OID income. OID generally is the excess of the stated redemption price at maturity of a Security over its issue price and a ratable daily portion thereof must be included in income by a holder on a constant yield basis. Because TIMET has the option, under the terms of the 6 5/8% Convertible Subordinated Debentures due 2026 issued by TIMET to the Trust (the "Convertible Debentures") to defer payments of interest for one or more periods of up to 20 consecutive quarters, all stated interest on the Convertible Debentures has been treated as OID to the holders of the Securities regardless of whether distributions have been made on the Securities. A holder is required to include the accrued but unpaid OID in income through the date that the Securities are accepted pursuant to this Offer.

         An exception to the capital gain treatment described above may apply if the Security was purchased after original issue at a "market discount." If the cost of acquiring the Security was less than its adjusted issue price, the amount of such difference is treated as market discount for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity from the date of acquisition. In general, any gain realized by a holder on the sale of a Security having market discount will be treated as ordinary income to the extent of the market discount that such holder has accrued (on a straight line basis or, at such holder's election, on a constant yield basis), unless such holder has elected to include market discount in income on a current basis as it accrued.

         Backup Withholding. Payments made pursuant to the Offer may be subject to backup withholding at a rate of 30%. Payments to certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. With respect to all other holders, payments will be subject to backup withholding tax if a holder

         o fails to furnish its taxpayer identification number ("TIN"), which for individuals is ordinarily the individual's social security number);

         o        furnishes an incorrect TIN;

         o is notified by the Internal Revenue Service (the "IRS") that such holder has failed to properly report payments of interest or dividends; or

         o in certain circumstances, fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding.

         To prevent backup withholding, each U.S. Person holding Securities should complete the Substitute W-9 in the Letter of Transmittal certifying that the TIN provided on such form is correct and that payments to such holder are not subject to backup withholding. The backup withholding tax is not an additional tax, and a holder may use amounts withheld as a credit against the holder's U.S. federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

         Information Reporting. Information statements reporting the amount of any payment made pursuant to the Offer and the amount of tax withheld, if any, will generally be provided to each holder and to the IRS. Information statements will not be provided with respect to payments made to holders that are exempt from the information reporting rules, such as corporations and certain tax-exempt organizations.

         THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE TENDER OF THE SECURITIES PURSUANT TO THE OFFER, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS (WITH POSSIBLE RETROACTIVE EFFECT).

6. Price Range of Securities and TIMET Shares; Possible Effects of the Offer on the Market for Securities; Dividends.

         Purchaser understands that there is no established trading market for the Securities and that the Securities are traded on the over-the-counter market on a limited and sporadic basis. Therefore, Purchaser does not believe that there is a practical way to determine the historical market value for the Securities. According to Nasdaq's website, reported trading prices over the last 12 months have been between $2.25 and $17.00 per Security. Certain persons related to Purchaser have acquired a total of 1,700,000 Securities within the past six months at prices ranging from $7.00 to $15.00 per Security. These persons have indicated to Purchaser that they do not intend to tender these Securities in the Offer. See "Section 8. Certain Information Concerning Purchaser." Within the past 60 days, the only reported trades of the Securities occurred on March 7, 2003 for 53,600 Securities at $15.54 per Security, on March 10, 2003 for 300 Securities at $2.25 per Security, on April 24, 2003 for 100 Securities at $17.00 per Security and on May 2, 2003 three trades for a total of 1,000 Securities at prices ranging from $11.75 to $17.00 per Security.

         Each Security is convertible into .1339 of a share of common stock of TIMET ("TIMET Shares") (as adjusted for TIMET's one-for-ten reverse stock split that became effective after the close of trading on February 14, 2003). On May 2, 2003, the last full trading day prior to the public announcement of the Offer, the last reported sales price of the TIMET Shares was $24.16 per share.

         The TIMET Shares are currently listed on The New York Stock Exchange under the symbol "TIE." Since the third quarter of 1999, TIMET has not paid dividends on the TIMET Shares. The high and low sales prices for the periods indicated for the TIMET Shares are set forth below. All prices have been adjusted to reflect the one-for-ten reverse stock split that became effective after the close of trading on February 14, 2003.

                                                      High           Low
2001
First Quarter.......................................$ 106.20      $  66.90
Second Quarter......................................$ 144.00      $  67.50
Third Quarter.......................................$ 119.00      $  23.50
Fourth Quarter......................................$  47.00      $  27.50
2002
First Quarter.......................................$  54.00      $  32.50
Second Quarter......................................$  53.00      $  35.00
Third Quarter.......................................$  40.20      $  16.50
Fourth Quarter......................................$  22.90      $   9.10
2003
First Quarter.......................................$  22.70      $  17.00
Second Quarter (through May 2, 2003)................$  24.26      $  21.01

--------------------------------------------------------------------------------

         As of May 2, 2003, there were 4,024,820 Securities outstanding and 3,180,194 TIMET Shares outstanding.

         Distributions on the Securities accumulate from November 26, 1996 and are payable at the annual rate of 6.625% of the liquidation amount of $50 per Security. Subject to the extension of distribution payment periods set forth below, distributions are payable quarterly in arrears on each March 1, June 1, September 1 and December 1.

         The ability of the Trust to pay distributions on the Securities is solely dependent on its receipt of interest payments from TIMET on the Convertible Debentures. TIMET has the right to defer interest payments at any time and from time to time on the Convertible Debentures for successive periods not exceeding 20 consecutive quarters, during which no interest will be due and payable. See "Section 12. Description of the Securities."

         In April 2000, TIMET exercised its right to defer distributions on the Securities. On June 1, 2001, TIMET resumed payment of distributions on the Securities, made the scheduled payment of $3.3 million and paid the previously deferred aggregate distributions of $13.9 million. In October 2002, TIMET again exercised its right to defer distribution payments on the Securities, effective beginning with the December 1, 2002 scheduled distribution payment. TIMET has stated that it will consider resuming payment of dividends on the Securities once the outlook for TIMET's business improves substantially.

7.       Certain Information Concerning the Trust and TIMET.

         Except as otherwise described in this Offer to Purchase, all of the information concerning the Trust and TIMET contained in this Offer to Purchase has taken from or based upon publicly available information. Purchaser does not assume any responsibility for the accuracy or completeness of this information or for any failure by TIMET to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Purchaser.

         TIMET is a Delaware corporation and one of the world's leading producers of titanium sponge, melted products (ingot and slab) and mill products. TIMET had an estimated 20% share of worldwide industry shipments of titanium mill products in 2002. TIMET has production facilities in the U.S. and Europe. TIMET continues its efforts to develop new applications for titanium in the automotive and other emerging markets to reduce the effect of the highly-cyclical aerospace industry on its business.

         The Trust is a Delaware statutory business trust. TIMET directly owns all of the common securities issued by the Trust. The Trust exists for the sole purpose of issuing its common securities and the Securities and holding the Convertible Debentures.

         The principal executive offices of TIMET and the Trust are located at 1999 Broadway, Suite 4300, Denver, Colorado. The telephone number at those offices is (303) 296-5600.

8.       Certain Information Concerning Purchaser.

         General. Purchaser is a Delaware corporation, with its principal offices located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240. Purchaser's telephone number is (972) 233-1700. Purchaser's common stock is listed for trading on The New York Stock Exchange under the symbol "VHI."

         Purchaser has operations through majority-owned subsidiaries or less than majority-owned affiliates in the chemicals (through its 85% ownership of NL Industries, Inc. ("NL")), component products (through its 69% ownership of CompX International Inc. ("CompX")), waste management (through its 90% ownership of Waste Control Specialists LLC ("Waste Control Specialists")) and titanium metals (through its 40% ownership of TIMET) industries.

         NL is the world's fifth-largest producer, and Europe's second-largest producer, of titanium dioxide pigments or "TiO2," which are used for imparting whiteness, brightness and opacity to a wide range of products, including paints, plastics, paper, fibers and other "quality-of-life" products. NL had an estimated 12% share of worldwide TiO2 sales volume in 2002. NL has production facilities throughout Europe and North America.

         CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and security products for office furniture, computer-related applications and a variety of other products. CompX has production facilities in North America, Europe and Asia.

         Waste Control Specialists owns and operates a facility in West Texas for the processing, treatment, storage and disposal of hazardous, toxic and certain types of low-level radioactive wastes. Waste Control Specialists is seeking additional regulatory authorizations to expand its treatment, storage and disposal capabilities for low-level and mixed radioactive wastes.

         Purchaser has other investments and joint ventures, including The Amalgamated Sugar Company LLC, a manufacturer of refined sugar.

         Information Regarding Directors and Executive Officers. The name and address of the directors and executive officers of Purchaser are set forth on
Schedule I hereto.

         Beneficial Ownership of Securities and TIMET Shares. As of May 2, 2003, Harold C. Simmons may be deemed to beneficially own 1,700,000 Securities, representing approximately 42.2% of the outstanding Securities. This is comprised of 700,000 Securities directly owned by Contran Corporation ("Contran") and 1,000,000 Securities directly owned by Mr. Simmons' spouse. These persons have indicated to Purchaser that they do not intend to tender these Securities in the Offer. Assuming the conversion of only the Securities that Mr. Simmons may be deemed to beneficially own, Mr. Simmons may be deemed to beneficially own approximately 52.2% of the outstanding TIMET Shares. Contran owns, directly or through subsidiaries, approximately 90% of Purchaser's common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Mr. Simmons, of which Mr. Simmons is sole trustee. Mr. Simmons is the Chairman of the Board of each of Contran and Purchaser and may be deemed to control Contran, Purchaser and TIMET. Mr. Simmons disclaims beneficial ownership of all Securities or TIMET Shares that his spouse or Contran directly or indirectly hold.

         Except as set forth above, none of Purchaser, or, to its knowledge, any of the persons listed in Schedule I hereto owns any Securities.

         The following table and footnotes set forth the beneficial ownership, as of May 2, 2003, of TIMET Shares held by each of the persons listed on
Schedule I hereto. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

                                                          Amount and Nature of           Percent of Class
         Name of Beneficial Owner                        Beneficial Ownership (1)            (1)(2)
        ----------------------------------------------   ----------------------        ------------------
        Thomas E. Barry..................................           -0-  (3)                 -0-
        Norman S. Edelcup................................           -0-  (3)                 -0-
        Edward J. Hardin.................................           -0-  (3)                 -0-
        Glenn R. Simmons.................................         1,800  (3)(4)               *
        Harold C. Simmons................................       135,460  (3)(5)              4.1%
        J. Walter Tucker, Jr.............................           -0-  (3)                 -0-
        Steven L. Watson.................................         2,550  (3)(4)               *
        William J. Lindquist.............................           -0-  (3)                 -0-
        Bobby D. O'Brien.................................           -0-  (3)                 -0-
        Gregory M. Swalwell..............................           -0-  (3)                 -0-
        J. Mark Hollingsworth                                       -0-  (3)                 -0-
        Eugene K. Anderson                                          -0-  (3)                 -0-
        A. Andrew R. Louis                                          -0-  (3)                 -0-
        Kelly D. Luttmer                                             10  (3)                  *

-------------------------------------------------------------------------------------------------------------

*        Less than 1%.

(1) Except as otherwise noted, the listed individuals have sole investment power and sole voting power as to all shares set forth opposite their names. The number of shares and percentage of ownership for each person assumes the exercise by such person or group (exclusive of the exercise by others) of stock options that such person or group may exercise within 60 days subsequent to May 2, 2003.

(2) The percentages are based on 3,180,194 TIMET Shares outstanding as of May 2, 2003.

(3) Tremont LLC ("Tremont"), The Combined Master Retirement Trust (the "Master Trust"), Contran and Purchaser directly hold approximately 39.7%, 9.0%, 2.9% and 0.1%, respectively, of the outstanding TIMET Shares. Contran does not hold any TIMET Shares directly but holds 700,000 Securities, which are convertible into 93,730 TIMET Shares. The percentage ownership of TIMET Shares attributable to Contran assumes the full conversion of only the Securities that Contran directly holds. Harold C. Simmons and all other directors and executive officers of Purchaser disclaim beneficial ownership of all of the TIMET Shares that Tremont, the Master Trust, Contran or Purchaser directly or indirectly hold.

(4) The TIMET Shares shown as beneficially owned by such person include the following number of shares such person has the right to acquire upon the exercise of stock options granted pursuant to TIMET stock option plans that such person or group may exercise within 60 days subsequent to May 2, 2003:

                                                    TIMET Shares Issuable Upon
                                                   the Exercise of Stock Options
               Name of Beneficial Owner              On or Before July 1, 2003
               ------------------------            -----------------------------
               Glenn R. Simmons.........................        1,000
               Steven L. Watson.........................        1,500

--------------------------------------------------------------------------------

(5) The TIMET Shares shown as beneficially owned by Harold C. Simmons include 1,560 shares held by a trust, for which Mr. Simmons and his wife are co-trustees and the beneficiaries of which are his wife's grandchildren (the "Grandchildren's Trust"). Mr. Simmons shares the power to vote and direct the disposition of the TIMET shares the Grandchildren's Trust directly holds. The TIMET Shares shown as beneficially owned by Harold C. Simmons also include 133,900 TIMET Shares issuable to his wife upon conversion of the 1,000,000 Securities that she directly owns. The percentage ownership of TIMET Shares attributable to Mr. Simmons assumes the full conversion of only the Securities that his wife directly holds. Mr. Simmons disclaims beneficial ownership of any and all of such securities that his wife or the Grandchildren's Trust directly holds.

         Except as described in this Offer to Purchase, (i) none of Purchaser nor, to its knowledge, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Purchaser or any of the persons so listed, beneficially owns or has any right to acquire any Securities and (ii) none of Purchaser, nor, to its knowledge, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Securities during the past 60 days.

         Certain Relationships and Transactions. The following summarizes certain material agreements, arrangements, understandings and relationships to which Purchaser is a party. Further information regarding these and similar matters is contained in Purchaser's and TIMET's Proxy Statements on Schedule 14A, each of which is incorporated in this Offer to Purchase by reference.

         General. As set forth above, Harold C. Simmons, through Contran, may be deemed to control Purchaser and TIMET. Purchaser, TIMET and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party. Purchaser continuously considers, reviews and evaluates, and understands that Contran, TIMET and related entities consider, review and evaluate, transactions of the type described above. Depending upon the business, tax and other objectives then relevant, it is possible that Purchaser or TIMET might be a party to one or more of such transactions in the future. Purchaser's acquisition activities have in the past, and Purchaser's and TIMET's acquisition activities may in the future, include participation in the acquisition or restructuring activities conducted by other companies that may be deemed to be controlled by Mr. Simmons. It is the policy of Purchaser, and Purchaser understands that it is the policy of TIMET, to engage in transactions with related parties on terms, in their respective opinions, no less favorable to Purchaser and TIMET than could be obtained from unrelated parties.

         Contran owns, directly or through subsidiaries, approximately 90% of Purchaser's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is sole trustee. Mr. Simmons, Chairman of the Board of each of Contran, Purchaser and NL, may be deemed to control each of Contran, Purchaser, TIMET, NL and certain other entities related to Contran. Mr. Simmons is a brother of Glenn R. Simmons.

         Glenn R. Simmons is Vice Chairman of the Board of each of Contran and Purchaser and is also a director of TIMET and NL. Mr. Simmons is Chairman of the Board of each of CompX and Keystone Consolidated Industries, Inc. ("Keystone"), an affiliate of Contran. Mr. Simmons is a brother of Harold C. Simmons.

         Steven L. Watson is President and a director of Contran and is also President, Chief Executive Officer and a director of Purchaser. Mr. Watson is also a director of each of TIMET, NL, CompX and Keystone.

         Robert D. Graham is Assistant Secretary of TIMET and Vice President of Contran, Purchaser and Tremont. A. Andrew R. Louis is Assistant Secretary of TIMET and Secretary and Associate General Counsel of Contran, Purchaser and Tremont. Such individuals divide their time among the companies for which they serve as officers. Such management interrelationships and intercorporate relationships may lead to possible conflicts of interest. These possible conflicts of interest may arise from the duties of loyalty owed by persons acting as corporate fiduciaries to two or more companies under circumstances in which such companies may have conflicts of interest.

         In addition to the matters described above, each of Purchaser's executive officers also currently serves as an executive officer of certain other companies related to Purchaser and it is expected that each will continue to do so in 2003. All such management interrelationships and intercorporate relationships may lead to possible conflicts of interest. These possible conflicts may arise from the duties of loyalty owed by persons acting as corporate fiduciaries to two or more companies under circumstances in which such companies may have adverse interests. No specific procedures are in place that govern the treatment of transactions among Purchaser and its related entities, although such entities may implement specific procedures as appropriate for particular transactions. In addition, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors of companies owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.

         Intercorporate Services Agreements. Purchaser and certain related corporations have entered into certain intercorporate services agreements (collectively, the "ISAs"). Pursuant to each ISA, the parties to the ISA, in exchange for agreed upon fees and reimbursements of costs, agreed to render certain services to the other, which services may include executive officer services rendered to one party by employees of the other. The fees paid pursuant to the ISAs are generally based upon the estimated percentage of time individual employees, including executive officers, devote to certain matters on behalf of the recipient of the services and the employer's cost in providing such services. Each of the ISAs automatically extends on a quarter-to-quarter basis, subject to termination by either party pursuant to written notice delivered 30 days prior to a quarter-end, and may be amended by mutual agreement.

         During 2002 and a portion of the first quarter of 2003, TIMET and Tremont Corporation (the predecessor to Tremont) were parties to an ISA that provided that TIMET would render certain management, financial, tax and administrative services to Tremont Corporation, including provision for the reimbursement by Tremont Corporation to TIMET of a portion of the salary, regular bonus and overhead expense for the executive officers of Tremont
Corporation. During 2002, fees for services provided by TIMET to Tremont Corporation were approximately $0.4 million. TIMET expects to enter into an ISA with each of Tremont and Contran to replace the former ISA with Tremont Corporation.

         TIMET and NL are parties to an ISA whereby NL makes available to TIMET certain services with respect to TIMET's tax compliance and consulting needs and use of NL's corporate aircraft. TIMET paid NL fees of approximately $0.4 million for services pursuant to this ISA during 2002. This ISA is subject to automatic renewal and may be terminated by either party pursuant to written notice delivered at least 30 days prior to a quarter-end. TIMET expects to enter into a similar agreement for 2003 at a reduced amount providing for comparable services and payments.

         Shareholders' Agreement. Prior to TIMET's initial public offering in 1996, TIMET, Tremont Corporation and other stockholders of TIMET at that time entered into a shareholders' agreement (the "Shareholders' Agreement") that provides, among other things, that so long as Tremont (as the successor to Tremont Corporation, the only remaining shareholder party) continues to hold at least 10% of the outstanding TIMET Shares, TIMET will not, without the approval of Tremont, cause or permit the dissolution or liquidation of itself or any of its subsidiaries or the filing by itself of a petition in bankruptcy, or the commencement by TIMET of any other proceeding seeking relief from its creditors.

         Registration Rights. Under the Shareholders' Agreement, Tremont (as successor to Tremont Corporation) is entitled to certain rights with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the TIMET Shares that Tremont holds. The Shareholders' Agreement generally provides, subject to certain limitations, that (i) Tremont has two rights, only one of which can be on Form S-1, to require TIMET to register under the Securities Act an amount of not less than $25 million of registrable securities, and (ii) if TIMET proposes to register any securities under the Securities Act (other than a registration on Form S-4 or Form S-8, or any successor or similar form), whether or not pursuant to registration rights granted to other holders of its securities and whether or not for sale for its own account, Tremont has the right to require TIMET to include in such registration the registrable securities held by Tremont or its permitted transferees so long as Tremont holds in excess of 5% of the outstanding TIMET Shares (or to sell the entire balance of any such registrable securities even though less than 5%). TIMET is obligated to pay all registration expenses in connection with a registration under the Shareholders' Agreement. Under certain circumstances, the number of shares included in such a registration may be limited. TIMET has agreed to indemnify the holders of any registrable securities to be covered by a registration statement pursuant to the Shareholders' Agreement, as well as the holders' directors and officers and any underwriters and selling agents, against certain liabilities, including liabilities under the Securities Act.

         Except as described in this Offer to Purchase, none of Purchaser nor, to its knowledge, any of the persons listed in Schedule I hereto, has any agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of TIMET or the Trust, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as described in this Offer to Purchase, there are no material agreements, arrangements, understandings or relationships between Purchaser and any of its executive officers, directors, controlling persons or subsidiaries.

9.       Source and Amount of Funds.

         The Offer is not conditioned upon any financing arrangement. Assuming that Purchaser purchases the maximum number of Securities sought in the Offer, the total amount of funds required by Purchaser to consummate the Offer and to pay related fees and expenses is estimated to be approximately $10,100,000. Purchaser will obtain the necessary funds from available cash and from borrowings under its revolving bank credit facility.

         Purchaser has a $70 million revolving bank credit facility, which matures in October 2003, generally bears interest at LIBOR plus 1.5% (for LIBOR-based borrowings) or prime (for prime-based borrowings), and is collateralized by 30 million shares of NL common stock held by Purchaser. The agreement limits dividends and additional indebtedness of Purchaser and contains other provisions customary in lending transactions of this type. In the event of a change of control of Purchaser, as defined, the lenders would have the right to accelerate the maturity of the facility. The maximum amount that may be borrowed under the facility is limited to one-third of the aggregate market value of the shares of NL common stock pledged as collateral. Based on NL's May 2, 2003 closing quoted market price of $17.10 per share, the 30 million shares of NL common stock pledged under the facility provide more than sufficient collateral coverage to allow for borrowings up to the full amount of the facility. Purchaser would become limited to borrowing less than the full $70 million amount of the facility, or would be required to pledge additional collateral if the full amount of the facility had been borrowed, only if NL's stock price were to fall below approximately $7.00 per share. At May 2, 2003, no borrowings were outstanding under this facility, letters of credit aggregating $1.1 million had been issued and $68.9 million was available to Purchaser for borrowing under this facility.

10.      Purpose of the Offer; Other Matters.

         Purpose of the Offer. The purpose of the Offer is to acquire Securities for investment purposes. Purchaser believes that the Securities represent a long-term investment opportunity considering the highly cyclical nature of TIMET's business.

         Purchaser believes that the Offer will give holders of the Securities a liquidity opportunity that may not otherwise be available to them In addition, holders who properly tender their Securities will not pay any brokerage charges or commissions for the sale of their Securities.

         If a holder tenders its Securities and Purchaser accepts such tender, such holder will no longer have any right to receive dividend payments for any accrued and unpaid dividends or for dividends payable after the Expiration Date with respect to the tendered Securities. A holder will also forego any potential price appreciation that may result from holding the Securities over time. In addition, the Per Security Amount is substantially below the redemption price of the Securities. While there is no assurance that TIMET will ever redeem the Securities, if they are redeemed, it would be at a higher price than what is currently being offered.

         Purchaser Determination. Purchaser is not making any recommendation to any holder as to whether to tender Securities and is remaining neutral towards the Offer. Purchaser believes that this is a personal investment decision for each holder. Each holder must make its own investment decision as to whether to tender its Securities and, if so, how many Securities to tender. Each holder should discuss whether to tender its Securities with its financial and tax advisors.

         Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. Purchaser believes that Rule 13e-3 will not be applicable to the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning TIMET and certain information relating to the fairness of the proposed transaction and the consideration offered to minority holders in such transaction be filed with the SEC and disclosed to holders prior to consummation of the transaction.

         Plans for TIMET and the Trust. Purchaser has no present plans or proposals that would result in (i) an extraordinary corporate transaction, such as a merger, reorganization, liquidation, purchase or sale or transfer of a material amount of assets, involving the Trust or TIMET or any of its subsidiaries, (ii) any material changes in the Trust's or TIMET's dividend rate or policy, or indebtedness, capitalization, corporate structure, business or composition of its management or its board of directors, or (iii) in the delisting of TIMET Shares from The New York Stock Exchange, the termination of the registration of the TIMET Shares under the Exchange Act or the suspension of TIMET's obligations to file Exchange Act reports or any change in TIMET's or the Trust's governing documents that could impede a change in control of such entity.

         Purchaser Actions Following the Tender Offer. Purchaser or its affiliates may, following the consummation or termination of the Offer, seek to acquire additional Securities or other securities of TIMET through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price paid in the Offer. The decision to purchase additional Securities or other securities of TIMET will depend upon many factors, including the market price of such securities, the results of the Offer, the business and financial position of Purchaser and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to holders than the terms of the Offer. Purchaser currently intends to retain any Securities acquired in the Offer. Purchaser expressly reserves the right to sell or otherwise dispose of all or part of its Security position and may do so at any time permitted under applicable law.

         Because Purchaser may be deemed to control TIMET, Purchaser could take action to cause TIMET to redeem the Securities at some future date. However, Purchaser does not presently intend to do so. Furthermore, it is possible that, as a result of the Offer, Purchaser and its affiliates may beneficially own a majority of the outstanding Securities. The holders of a majority of the Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture relating to the Guarantee or to direct the exercise of any trust or power conferred upon such trustee under the Guarantee. In addition, the holders of a majority of the Securities have the right to direct the time, method, and place of conducting any proceeding for any remedy available to certain trustees under the Trust's Declaration of Trust or to direct the exercise of any trust or power conferred upon such trustees under the Declaration of Trust, including the right to direct such trustees to exercise the remedies available to it as a holder of the Convertible Debentures. In addition, termination of the Trust requires the consent of at least a majority of the Securities. The maturity date of the Securities cannot be changed, the principal amount and interest rate of the Securities cannot be reduced and the time when interest is due on the Securities cannot be extended, in each case without the consent of all of the holders of the Securities.

11.      Conditions of the Offer.

         Notwithstanding any other provision of the Offer, Purchaser is not required to accept for payment any Securities tendered pursuant to the Offer, and may extend, terminate or amend the Offer if, at any time prior to the Expiration Date, any of the following conditions exist:

         o any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced, or deemed to be applicable by any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in Purchaser's sole judgment, would or might directly or indirectly prohibit, prevent, restrict or delay the consummation of the Offer, including any such event that would make the Offer illegal;

         o Purchaser shall have determined that the acceptance for payment of, or payment for, some or all of the Securities would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court to which Purchaser, TIMET or the Trust may be bound or subject;

         o there shall have occurred (a) any general suspension of, shortening of hours for or limitation on prices for trading in securities on The New York Stock Exchange or in the over-the-counter market (whether or not mandatory); (b) any significant adverse change in the United States' securities or financial markets; (c) a significant impairment in the trading market for debt securities; (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory); (e) the commencement of a war, armed hostilities or other national or international emergency or crisis; (f) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States; (g) any significant change in United States currency exchange rate or a suspension of, or limitation on, the markets therefor (whether or not mandatory); (h) any significant adverse change in the market price or rating of the Securities, the TIMET Shares or Purchaser's common stock; or (i) in the case of any of the foregoing existing at the time of the commencement of the Offer, a significant acceleration or worsening thereof;

         o the trustee under the indenture relating to the guarantee of the Securities or the trustee under the declaration of trust of the Trust shall have objected in any respect to, or taken any action that could, in Purchaser's sole judgment, adversely affect the consummation of the Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by Purchaser in making the Offer or the acceptance of or payment for any of the Securities;

         o there shall have occurred, exist or be likely to occur or exist any event or series of events or condition that, in Purchaser's sole judgment, (a) could prohibit, prevent, restrict or delay consummation of the Offer; (b) will, or is reasonably likely to, impair the contemplated benefits of the Offer to Purchaser or otherwise result in the consummation of the Offer not being, or not being reasonably likely to be, in Purchaser's best interest; or (c) materially and adversely affect Purchaser's and its subsidiaries' business, assets, condition (financial or otherwise), income, operations or prospects or stock ownership, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of Purchaser's business;

         o a tender or exchange offer for any or all of the Securities (other than this Offer), or any merger, acquisition proposal, business combination, tender offer or other similar transaction with Purchaser or TIMET involving such company has been proposed, announced or made by any person or has been publicly disclosed;

         o Purchaser shall have learned that a person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding TIMET Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding TIMET Shares; or

         o there shall have been filed by any person or group a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire TIMET or any of its capital stock.

         The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. All conditions to the Offer, other than the condition involving receipt of necessary governmental approvals, must be satisfied or waived prior to the Expiration Date.

12.      Description of the Securities.

         The Trust issued and sold 4,025,000 Securities on November 26, 1996 in transactions exempt from the registration requirements of the Securities Act. The Securities were subsequently registered under the Securities Act pursuant to a registration statement on Form S-1 (Registration No. 333-18829), dated December 26, 1996, as amended (the "Registration Statement").

         The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Securities, as set forth below, are guaranteed by TIMET to the extent described below.

         The following is a summary of certain of the material terms and conditions of the Securities and is subject to, and qualified in its entirety by reference to, the declaration of trust of the Trust, as amended and restated, executed by TIMET as sponsor of the Trust, and the trustees of the Trust, which is included as an exhibit to the Registration Statement.

         Distributions. Distributions on the Securities accumulate from November 26, 1996 and are payable at the annual rate of 6.625% of the liquidation amount of $50 per Security. Subject to the extension of distribution payment periods described below, distributions are payable quarterly in arrears on each March 1, June 1, September 1 and December 1, commencing March 1, 1997. Because income accruing with respect to the Securities constitutes interest for federal income tax purposes, corporate holders thereof will not be entitled to a dividends-received deduction for any distributions received on the Securities.

         Option to Extend Distribution Payment Periods. The ability of the Trust to pay distributions on the Securities is solely dependent on its receipt of interest payments from TIMET on the Convertible Debentures. TIMET has the right to defer interest payments at any time and from time to time on the Convertible Debentures for successive periods not exceeding 20 consecutive quarters (each, an "Extension Period"), during which no interest shall be due and payable; provided that no such Extension Period may extend beyond the maturity date of the Convertible Debentures. As a consequence of any such extension, quarterly distributions on the Securities will not be made by the Trust (but will continue to accumulate, compounded quarterly at the distribution rate) during any such Extension Period. TIMET will give written notice of its deferral of an interest payment to the Trust and shall cause the Trust to give such notice to the holders of the Securities. Because TIMET has the right to defer payments of interest for one or more periods of up to 20 consecutive quarters each, all of the stated interest payments on the Convertible Debentures will be treated as OID. Holders of the Securities must include that OID (which OID continues to accrue during an Extension Period) in income daily on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. Moreover, if a holder of a Security converts such security into TIMET Shares during an Extension Period, such holder will not be entitled to receive, subject to certain exceptions, any accumulated and unpaid distributions with respect to such security.

         Rights Upon Extension of Distribution Payment Periods. During any Extension Period, interest on the Convertible Debentures will compound quarterly and quarterly distributions (compounded quarterly at the distribution rate) will accumulate on the Securities, and TIMET has agreed, among other things, (a) not to declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of TIMET Shares in connection with the satisfaction by TIMET of its obligations under any employee benefit plans or the satisfaction by TIMET of its obligations pursuant to any contract or security requiring TIMET to purchase TIMET Shares, (ii) as a result of a reclassification of TIMET's capital stock or the exchange or conversion of one class or series of TIMET's capital stock for another class or series of TIMET's capital stock or (iii) the purchase of fractional interests in shares of TIMET's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged),
(b) not to make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by TIMET that rank pari passu with or junior to the Convertible Debentures and (c) not to make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

         Conversion into TIMET Shares. Each Security is convertible at the option of the holder into TIMET Shares, at a conversion rate of .1339 of a TIMET Share for each Security (as adjusted for TIMET's one-for-ten reverse stock split that became effective after the close of trading on February 14, 2003), subject to further adjustment in certain circumstances. In connection with any conversion of a Security, the conversion agent will exchange such Security for the appropriate principal amount of Convertible Debentures held by the Trust and immediately convert such Convertible Debentures into TIMET Shares. No fractional TIMET Shares will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by TIMET in cash. In addition, no additional TIMET Shares will be issued upon conversion of the Securities to account for any accumulated and unpaid distributions on the Securities at the time of conversion; provided, however, that any holder of Securities who delivers such Securities for conversion after receiving a notice of redemption from the applicable trustee during an Extension Period will be entitled to receive all accumulated and unpaid distributions to the date of conversion.

         Liquidation Amount. In the event of the liquidation of the Trust, holders will be entitled to receive the liquidation amount of $50 per Security plus an amount equal to any accumulated and unpaid distributions thereon to the date of payment, unless Convertible Debentures are distributed to such holders as a liquidating distribution upon dissolution.

         Redemption. The Convertible Debentures became redeemable for cash, at the option of TIMET, in whole or in part, from time to time, on December 1, 1999. Upon any redemption of the Convertible Debentures, Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Convertible Debentures so redeemed will be redeemed on a pro rata basis at a redemption price corresponding to the redemption price of the Convertible Debentures plus accrued and unpaid interest thereon (the "Redemption Price"). The Securities do not have a stated maturity date, although they are subject to mandatory redemption upon the repayment of the Convertible Debentures at their stated maturity of December 1, 2026, upon acceleration of the Convertible Debentures, or upon early redemption of the Convertible Debentures.

         The following are the Redemption Prices (expressed as percentages of the principal amount of the Convertible Debentures) for redemption during the 12-month period beginning December 1:

                    Year                 Redemption Prices
                    ----                 -----------------
                    2002                     102.6500%
                    2003                     101.9875%
                    2004                     101.3250%
                    2005                     100.6625%

         and 100% if redeemed on or after December 1, 2006.

         Guarantee. Pursuant to the Guarantee, TIMET irrevocably guaranteed, on a subordinated basis and to the extent set forth herein, the payment in full of
(i) any accumulated and unpaid distributions on the Securities to the extent of funds of the Trust available therefor, (ii) the amount payable upon redemption of the Securities to the extent of funds of the Trust available therefor and
(iii) generally, the liquidation amount of the Securities to the extent of the assets of the Trust available for distribution to holders of Securities. The Guarantee is unsecured and is (i) subordinate and junior in right of payment to all other liabilities of TIMET except any liabilities that may be made pari passu expressly by their terms, (ii) pari passu with the most senior preferred stock, if any, issued from time to time by TIMET and with any guarantee now or hereafter entered into by TIMET in respect of any preferred or preference stock or preferred securities of any affiliate of TIMET, (iii) senior to the TIMET Shares and (iv) effectively subordinated to all existing and future indebtedness and liabilities, including trade payables, of TIMET's subsidiaries. Upon the liquidation, dissolution or winding up of TIMET, its obligations under the Guarantee will rank junior to all of its other liabilities, except as aforesaid, and, as a result, funds may not be available for payment under the Guarantee.

         Voting Rights. Generally, holders of the Securities have no voting rights.

         Tax Event Redemption; Distribution Upon a Tax Event or Investment Company Event. Upon the occurrence of a Tax Event or an Investment Company Event (each as defined below), except in certain limited circumstances, TIMET will cause the applicable trustees to liquidate the Trust and cause Convertible Debentures to be distributed to the holders of the Securities. In certain circumstances involving a Tax Event, TIMET will have the right to redeem the Convertible Debentures, in whole (but not in part), at 100% of the principal amount plus accrued and unpaid interest, in lieu of a distribution of the Convertible Debentures, in which event the Securities will be redeemed at the Redemption Price. "Tax Event" means that the trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated or issued or which interpretation or pronouncement is issued or adopted or which action is taken, in each case, after November 20, 1996 (collectively, a "Change in Tax Law"), there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to federal income tax with respect to income accrued or received on the Convertible Debentures, (ii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest payable by TIMET to the Trust on the Convertible Debentures is not, or within 90 days of the date thereof will not be, deductible by TIMET for federal income tax purposes (determined without regard to the use made by TIMET of the proceeds of the Convertible Debentures). Notwithstanding anything in the previous sentence to the contrary, a Tax Event shall not include any Change in Tax Law that requires TIMET for federal income tax purposes to defer taking a deduction for any OID that accrues with respect to the Convertible Debentures until the interest payment related to such OID is paid in money; provided that such Change in Tax Law does not create more than an insubstantial risk that TIMET will be prevented from taking a deduction for OID accruing with respect to the Convertible Debentures at a date that is no later than the date the interest payment related to such OID is actually paid by TIMET in money. "Investment Company Event" means that the trustees shall have received an opinion of nationally recognized independent counsel experienced in practice under the Investment Company Act of 1940, as amended (the "Investment Company Act"), to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in Investment Company Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act, which Change in Investment Company Law became effective on or after November 20, 1996.

13.      Certain Legal Matters and Regulatory Approvals.

         General. Based upon Purchaser's review of publicly available information regarding TIMET, Purchaser is not aware of (i) any license or other regulatory permit that appears to be material to the business of TIMET or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Securities by Purchaser pursuant to the Offer or (ii) except as described below, of any approval or other action by any domestic (federal or state) or foreign governmental authority that would be required prior to the acquisition of Securities by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Securities tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Securities if any of the conditions in "Section 11. Conditions of the Offer" has occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of TIMET or Purchaser or that certain parts of the business of TIMET or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Securities is subject to certain conditions, including conditions relating to the legal matters discussed in this "Section 13. Certain Legal Matters and Regulatory Approvals." See "Section 11. Conditions of the Offer" for the conditions of the Offer.

         State Takeover Laws. A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, holders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining holders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

         TIMET, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and it has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as it then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Securities tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment any Securities tendered. See "Section 11. Conditions of the Offer."

         Antitrust Compliance, Purchaser believes that the Offer may be consummated without notification being given or information being furnished to the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and that no waiting period requirements under the HSR Act are applicable to the Offer. At any time, however, before or after the purchase of Securities pursuant to the Offer, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Securities pursuant to the Offer or seeking the divestiture of Securities purchased by Purchaser or the divestiture of substantial assets of Purchaser, TIMET or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Purchaser relating to the businesses in which Purchaser, TIMET and their respective subsidiaries are engaged, Purchaser believes that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "Section 11. Conditions of the Offer" for the conditions to the Offer, including conditions with respect to litigation.

14.      Fees and Expenses.

         Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Securities pursuant to the Offer.

         Purchaser has retained Innisfree M&A Incorporated as the Information Agent, and Computershare Trust Company of New York as the Depositary, in
connection with the Offer. The Information Agent may contact holders of Securities by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee holders to forward materials relating to the Offer to beneficial owners of Securities. As compensation for acting as Information Agent in connection with the Offer, Purchaser will pay the Information Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

         Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

15.      Miscellaneous.

         Available Information. Purchaser and TIMET each file reports, proxy statements and other information with the SEC. Holders can obtain copies of those reports, proxy statements and other information:

         o at the Public Reference Room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

         o from the Internet site that the SEC maintains at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC; and

         o at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         TIMET maintains an Internet website at www.timet.com. TIMET's Annual Reports for the years ended December 31, 2002, 2001 and 2000, TIMET's Quarterly Reports on Form 10-Q for 2003, 2002, and 2001, any Current Reports on Form 8-K for 2003 and 2002, and any amendments thereto, are or will be available free of charge at such website as soon as reasonably practicable after they are filed or furnished, as applicable, with the SEC.

         Purchaser does not maintain a website on the Internet. Purchaser will provide to anyone without charge copies of its Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for 2002 and 2003 and any Current Reports on Form 8-K for 2002 and 2003, and any amendments thereto, as soon as they are filed with the SEC upon written request to Purchaser. Such requests should be directed to the attention of Corporate Secretary at Purchaser's address noted above.

         Holders may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

         Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth above.

         Documents Incorporated by Reference. The following documents have been filed with the SEC and are incorporated in this Offer to Purchase by reference:

         Purchaser SEC Filings (File No. 1-5467)                Period
         ---------------------------------------                ------
         Schedule TO                                            Dated May 5, 2003
         Annual Report on Form 10-K                             Year ended December 31, 2002
         Proxy Statement on Schedule 14A                        Filed on April 9, 2003

                                                                Period
         TIMET SEC Filings (File No. 1-14368)                   ------
         Section entitled "Description of the
         Convertible Preferred Securities"
         in the Registration Statement on Form S-1,
         as amended (Registration No. 333-18829)                Dated December 26, 1996

         Annual Report on Form 10-K                             Year ended December 31, 2002
         Proxy Statement on Schedule 14A                        Filed on April 8, 2003
         Current Reports on Form 8-K                            Dated April 2, 2003 and April 14, 2003

         All documents filed by Purchaser or TIMET pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Expiration Time shall be deemed to be incorporated by reference into this Offer to Purchase and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. Purchaser will provide without charge to each person, including any beneficial owner to whom this Offer to Purchase has been delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to the Information Agent at the address and telephone number on the last page of this Offer to Purchaser.

         Margin   Regulations.   The  Securities   are  not  currently   "margin
securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System.

         Other Matters. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Securities. Purchaser is not aware of any jurisdiction where the making of the Offer or the acceptance of Securities pursuant thereto is prohibited by any administrative or judicial action or by any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Securities pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Securities in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the one or more registered brokers or dealers licensed under the laws of such jurisdiction.

         Purchaser has not authorized any person to give any information or make any representation on its behalf not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, holders of Securities should not rely on such information or representation as having been authorized.

                                                              VALHI, INC.

Dated:  May 5, 2003

                                   SCHEDULE I

           INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
                                  OF PURCHASER

         The name of each director and executive officer of Purchaser is listed below. The current business address of each person is c/o Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240.

Name                                Positions and Offices Held with Purchaser
Thomas E. Barry                     Director
Norman S. Edelcup                   Director
Edward J. Hardin                    Director
Glenn R. Simmons                    Vice Chairman of the Board
Harold C. Simmons                   Chairman of the Board
J. Walter Tucker, Jr.,              Director
Steven L. Watson                    President and Chief Executive Officer and
                                       Director
William J. Lindquist                Senior Vice President
Bobby D. O'Brien                    Vice President, Chief Financial Officer and
                                           Treasurer
Robert D. Graham                    Vice President
J. Mark Hollingsworth               Vice President and General Counsel
Gregory M. Swalwell                 Vice President and Controller
Eugene K. Anderson                  Vice President and Assistant Treasurer
A. Andrew R. Louis                  Secretary
Kelly D. Luttmer                    Tax Director

--------------------------------------------------------------------------------

         The Letter of Transmittal, manually signed, and certificates evidencing Securities and any other required documents should be sent or delivered by each holder or such holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below.

                        The Depositary for the Offer is:

                         [COMPUTERSHARE LOGO OMITTED]


                By Mail:                       By Facsimile Transmission:           By Hand or Overnight Courier:
      Computershare Trust Company            For Eligible Institutions Only:         Computershare Trust Company
              of New York                            (212) 701-7636                          of New York
          Wall Street Station                                                             Wall Street Plaza
             P.O. Box 1010                  For Confirmation Only Telephone:          88 Pine Street, 19th Floor
        New York, NY 10268-1010                      (212) 701-7624                       New York, NY 10005

         Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A holder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                    [INNSFREE M&A INCORPORATED LOGO OMITTED]

                         501 Madison Avenue, 20th Floor
                               New York, NY 10022
                         Call Toll Free: (888) 750-5834
                 Banks and Brokers Call Collect: (212) 750-5833